Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

F-SERIES DRIVES FORD TO HIGHER MARKET SHARE FOR THIRD CONSECUTIVE MONTH

•	Ford, Lincoln and Mercury market share climbs again in December, marking third consecutive month of higher share
•	Market share increases driven by F-Series truck; new F-150 piles up more sales and accolades
•	Ford Flex caps 2008 with best sales month so far
•	Ford Focus posts best sales year since 2004
•	Ford Fusion ushers in next generation with near record sales in 2008
•	Lincoln outperforms its luxury competitors, grows market share as 2008 concludes

DEARBORN, Mich., Jan. 5, 2009 – New vehicles, including the all-new F-150 truck, and fuel-efficient powertrains are winning over customers for Ford, Lincoln and Mercury, which realized market share increases for a third consecutive month in December.  Ford estimates its market share was 14.6 percent in December, up 0.7 of a point versus a year ago.  This marks the first time since 1997 Ford has achieved a market share increase three months in a row.

“This is a strong ending to end a very challenging year,” said Jim Farley, Ford’s group vice president, Marketing and Communications.  “In addition to finishing the year with increased market share, we received several accolades from third parties concerning our world-class quality and safety, and we turned some heads on the fuel economy front with our 41 mpg Fusion Hybrid, the most fuel-efficient mid-size sedan in America.”

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The F-Series truck played a key role in Ford’s fourth quarter market share gains.  The all-new F-150 accounted for 8,600 of total F-Series sales in December, an increase of 84 percent compared with November 2008.  For the year, F-Series sales totaled 515,513.

“Our thanks go out to our customers, our dealers and, of course, the Ford employees and supplier partners who design, engineer and manufacture quality, fuel-efficient trucks delivering unmatched capability,” Farley said.  “The all-new F-150 affirms what Ford has known for years – that listening to customers provides the best rewards.”

The all-new F-150 recently was named 2009 Motor Trend Truck of the Year™, a finalist for the North American Truck of the Year and the Texas Auto Writers Association’s “Truck of Texas.”

Ford Flex, the company’s newest crossover utility, finished 2008 with its best sales month of the year, netting 2,685 sales.  Flex has the highest conquest rate of any Ford vehicle and is a finalist for the North American Car of the Year.

In other car news, Ford Focus posted full-year sales of 195,823, the small car’s highest sales year since 2004 and up 13 percent versus full-year 2007.  Focus parlayed SYNC technology and 35 mpg highway fuel economy, which is 5 mpg better than Toyota’s Corolla and 2 mpg better than the smaller Honda Fit, to achieve a market share increase in the competitive small car segment – its first share increase since Focus was introduced during the 2000 model year.

Meanwhile, Ford Fusion posted near-record sales of 147,569 units in 2008.  Fusion, Mercury Milan and Lincoln MKZ are redesigned for the 2010 model year and will arrive in dealer showrooms this spring.  The first-ever Fusion Hybrid will be America’s most fuel-efficient mid-size car with 41 mpg in the city and 36 mpg on highway – besting the Toyota Camry hybrid by 8 mpg in the city and 2 mpg on highway.

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In premium news, Lincoln outpaced the competition as 2008 drew to a close.  Helped by the all-new Lincoln MKS sedan, Lincoln sales totaled 9,053 in December, down 10 percent compared with a year ago.  In the fourth quarter, however, Lincoln increased its share in the luxury market as its 16-percent sales decline was less than half of the average decline of all other luxury brands.

U.S. Sales
In December, Ford, Lincoln and Mercury sales totaled 134,114, down 32 percent compared with a year ago.  Retail sales to individual customers were down 27 percent, and fleet sales were down 42 percent (including a 57 percent decline in daily rental sales), consistent with Ford’s plans.

For the full year, Ford, Lincoln and Mercury sales totaled 1.9 million, down 20 percent versus a year ago.  Retail sales were down 22 percent, and fleet sales were down 17 percent (including a 22 percent decline in daily rental sales), in line with Ford’s plans.

U.S. Market Share
In the Fourth Quarter, Ford, Lincoln and Mercury’s market share is estimated at 15.0 percent, up 0.9 points versus a year ago.  This is the first time since 2001 that the company’s Fourth Quarter market share was higher than a year ago.

For the full year of 2008, Ford, Lincoln and Mercury’s market share is estimated at 14.2 percent, down 0.4 points versus a year ago.  This marks the company’s smallest decline in market share this decade.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 224,000 employees and about 90 plants worldwide, the company's core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit http://www.ford.com.

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